UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 5, 2012 (March 1, 2012)

Sitoa Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51815	20-1945139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 East Bayshore Road
Suite 200
Palo Alto, CA 94303

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(415) 830-6210

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Rescission and Termination of Software License and Revenue Interest Agreements

On June 8, 2011, the Sitoa Global, Inc. (the “Company”) reported its entry into a certain Software License Agreement, dated June 6, 2011, between the Company and Sitoa Corporation, pursuant to which the Company licensed certain software of Sitoa Corporation for a consideration of 3,000,000 shares of the Company’s common stock; and on July 6, 2011, the Company reported its entry into a certain Revenue Interest Agreement, dated July 1, 2011, between the Company and Sitoa Corporation, pursuant to which the Company agreed to issue 2,000,000 shares of the Company’s common stock to Sitoa Corporation, in consideration for receiving 100% of the revenues from a third party contract.

On March 1, 2012, the Company and Sitoa Corporation entered into a Rescission and Termination Agreement, pursuant to which the parties agreed to rescind and terminate each of the Software License Agreement and the Revenue Interest Agreement (the “Termination Agreement”). To date, the Company has not utilized the software provided for in the Software License Agreement nor has it performed under the Revenue Interest Agreement.

The foregoing summary of the material terms of the Termination Agreement does not purport to be complete and is qualified in its entirety be reference to the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change of Chief Executive Officer

On March 1, 2012, Mr. Calbert Lai resigned from his office as the President and Chief Executive Officer, and as a Director of the Company for personal reasons, effective immediately. Mr. Lai’s resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 1, 2012, the Board of Directors of the Company appointed Mr. George Yu, the Company’s Chief Financial Officer, to also serve as the Company’s President and Chief Executive Officer, effective immediately, to fill the vacancy caused by Mr. Lai’s resignation.

Mr. Yu, age 39, has served as the President and Chief Executive Officer of the Company since February 27, 2012, and as its Chief Financial Officer and director since January 2011. Mr. Yu has over 15 years of management and corporate development experience, including as Chief Executive Officer of the Company from September 2010 to June 2011 and Chief Financial Officer from June 2011 to February 2012.  Prior to joining the Company he served, from September 2009 to August 2010, as the Managing Partner, Bay2Peak S.A., a financial advisory and investment management firm, and from September 2005 to August 2009, as the Managing Partner of Bay2Peak Strategies, Ltd., a financial advisory and investment management firm, where he was responsible in both instances for the sourcing and execution of transactions, including financings, mergers and acquisitions, and investor relations.  Prior to that, Mr. Yu served in various operational management and consulting roles and has worked with small-cap hedge and venture capital funds in emerging markets and investment banking at Lehman Brothers.  Mr. Yu holds a Bachelor of Science Degree from the University of Tuebingen, Germany, and a Masters in Business Administration, magna cum laude, in Finance and Economics from Columbia Business School.

Mr. Yu will continue to perform under his existing executive employment agreement with the Company. He is not related to any of the Company’s executive officers or directors, nor has he been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of New Director

On March 1, 2012, the Board of Directors of the Company appointed Mr. James Wang to serve as a new Director of the Company, effective immediately.

Mr. Wang, age 48, has been a director of the Company since March 1, 2012 and has served as Managing Director of Soconison Technology Ventures, a venture capital firm focused on technology, media and telecom investments, since October 2003. He is a twenty-five year veteran of technology investing and entrepreneurship and began his career at First Boston as a NASDAQ trader in fledgling companies, incl. Intel, Apple Computer, Microsoft and Lotus Development. He later transitioned to technology investment banking where he arranged over $800 million in funding for companies in semiconductors, data storage and programmable logic. Since the mid-1990's Mr. Wang has worked in Silicon Valley as an angel investor and has also started several companies, including a micro storage device company which was sold to Maxtor, and a Storage Area Networking company that was sold to Lucent. He holds a MS in Computer Science from MIT and a MBA from UCLA.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Number	Description
10.1	Rescission and Termination Agreement, dated March 1, 2012, by and between, Sitoa Global, Inc. and Sitoa Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITOA GLOBAL INC.

Dated: March 5, 2012	By: /s/ George Yu
Name: George Yu
Title: Chief Executive Officer